Exhibit 16.1

June 29, 2020

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements of Allegro Merger Corp included under Item 4.01 of its Form 8-K dated June 23, 2020. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on June 23, 2020. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York